UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      February 10, 2021

COMSOVEREIGN HOLDING CORP.

(Exact name of registrant as specified in charter)

Nevada	333-150332	46-5538504
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

5000 Quorum Drive, STE 400 Dallas, TX	75254
(Address of Principal Executive Offices)	(zip code)

(904) 834-4400

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	COMS	The Nasdaq Stock Market LLC

Warrants to purchase Common Stock	COMSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On February 10, 2021 (the “Closing Date”), COMSovereign Holding Corp. (the “Company”) sold an aggregate of 5,647,059 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $4.25 per share (the “Offering”), pursuant to that certain Underwriting Agreement, dated as of February 10, 2021 (the “Underwriting Agreement”), between the Company and Kingswood Capital Markets, division of Benchmark Investments, Inc., as representative (the “Representative”) of the several underwriters named in the Underwriting Agreement. In addition, pursuant to the Underwriting Agreement, the Company granted the Representative a 45-day option to purchase up to 847,058 additional shares of Common Stock to cover over-allotments in connection with the Offering, which the Representative exercised in full on February 11, 2021.

The Common Stock was offered and sold to the public pursuant to the Company’s registration statement on Form S-1 (File No. 333-252780), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 5, 2021, and the Company’s registration statement on Form S-1 (File No. 333-252974), filed by the Company with the SEC under Rule 462(b) of the Securities Act on February 10, 2021, each of which became effective on February 10, 2021.

The Company received gross proceeds of approximately $27,600,000, before deducting underwriting discounts and commissions of eight percent (8%) of the gross proceeds and estimated Offering expenses, and intends to use the net proceeds from the Offering primarily for the repayment of outstanding indebtedness, inventory production and marketing, operating expenses, working capital and general corporate purposes. The Company issued press releases announcing the pricing of the offering and the closing of the offering, which have been filed as Exhibits 99.1 and 99.2, respectively, to this report.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters for losses or damages arising out of or in connection with the offering, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

Pursuant to the Underwriting Agreement, the Company also agreed to issue to the Representative warrants (the “Representative’s Warrants”) to purchase up to a total of 225,882 shares of Common Stock (4% of the shares of Common Stock sold in the Offering), of which warrants to purchase 198,776 shares of Common Stock were registered under the Securities Act and warrants to purchase 27,106 shares of Common Stock were issued in a private placement to the Representative. The Representative’s Warrants are exercisable at $5.3125 per share of Common Stock and have a term of five years. The Representative’s Warrants are subject to a lock-up for 180 days from the commencement of sales in the Offering, including a mandatory lock-up period in accordance with FINRA Rule 5110(e), and will be non-exercisable for six (6) months after February 10, 2021. Copies of the Representative’s Warrants have been filed as Exhibits 4.1 and 4.2 to this report, and are incorporated herein by reference.

A copy of the Underwriting Agreement has been filed as Exhibit 1.1 to this report, and is incorporated herein by reference. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors or the public to obtain factual information about the current state of affairs of the Company.

The total expenses of the Offering are estimated to be approximately $2.7 million, which included the underwriting discounts and commissions and the Representative’s reimbursable expenses relating to the Offering.

The final prospectus relating to the Offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the above-mentioned SEC website or from Kingswood Capital Markets, division of Benchmark Investments Inc., 17 Battery Place, Suite 625, New York, NY 10004, Attention: Syndicate Department, or via email at syndicate@kingswoodcm.com or telephone at (212) 404-7002.

The foregoing summary of the terms of the Underwriting Agreement and the Representative’s Warrants are subject to, and qualified in their entirety by reference to, copies of the Underwriting Agreement and the Representative’s Warrants that are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated February 10, 2021 by and between COMSovereign Holding Corp. and Kingswood Capital Markets, division of Benchmark Investments, Inc., as representative of the underwriters named therein.

4.1	Representative’s Warrant dated February 12, 2021 issued to Kingswood Capital Markets, division of Benchmark Investments, Inc. (Registered)

4.2	Representative’s Warrant dated February 12, 2021 issued to Kingswood Capital Markets, division of Benchmark Investments, Inc. (Unregistered)

99.1	Press release dated February 10, 2021

99.2	Press release dated February 12, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2021	COMSovereign Holding Corp.

	By:	/s/ Daniel L. Hodges
Daniel L. Hodges
Chief Executive Officer

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